Exhibit (a)(5)(C)

Nano Dimension’s Conference Call: Special Tender Offer to Increase Ownership in Stratasys

Investors’ Call on Tuesday, May 30th, 2023 at 9:00 a.m. EDT

The Company Will Address the Merits of the $18.00 Offer That Delivers Certain All-Cash Value At a Premium

The Company Will Also Address the Issues with the Stratasys-Desktop Metal Deal

Waltham, Mass, May 30, 2023 (GLOBE NEWSWIRE) -- As previously announced, Nano Dimension Ltd. (Nasdaq: NNDM) (“Nano Dimension”, “NANO” or the “Company”), a leading supplier of Additively Manufactured Electronics (“AME”) and multi-dimensional polymer, metal & ceramic Additive Manufacturing (“AM”) 3D printers, will host a conference call on Tuesday, May 30th, 2023 at 9:00 a.m. EDT (4:00 p.m. IDT) to discuss its special tender offer to increase its ownership in Stratasys Ltd. (Nasdaq: SSYS) (“Stratasys”), as well as the merits of Stratasys’ proposed deal with Desktop Metal, Inc. (NYSE: DM) (“Desktop Metal”, “DM”), which are being positioned as an alternative to the Company’s aforementioned special tender offer.

On May 25, 2023, the Company commenced a special tender offer to purchase between 38.8% and 40.8% of the outstanding ordinary shares of Stratasys for $18.00 per share in cash, less any required withholding taxes and without interest. The successful completion of the special tender offer would result in Nano Dimension’s beneficial ownership of between 53% and 55% of the outstanding Stratasys shares, inclusive of the approximately 14.2% of Stratasys’ outstanding ordinary shares that Nano Dimension currently owns.

As previously announced, in conjunction with the special tender offer, Nano Dimension also released an investor presentation further detailing the benefits of the special tender offer to Stratasys’ shareholders and the strategic rationale for the tender offer, which was filed as an exhibit to the tender offer statement filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Company on Schedule TO on May 25, 2023, and which can also be accessed on the investor relations page of Nano Dimension’s website.

During the investor call, shareholders and markets stakeholders will also learn more about the alternative to Nano Dimension’s special tender offer - the Stratasys and Desktop Metal (“SSYS-DM”) deal that was announced on May 25th, 2023. Nano Dimension will articulate the aspects of the SSYS-DM deal that are problematic from a shareholder’s perspective, especially in comparison to the certain all-cash value of Nano Dimension’s $18.00 per share offer.

Conference Call Information

The Company encourages participants to pre-register for the conference call using the following link: https://dpregister.com/sreg/10179536/f99cd70110

Webcast link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=Rz0vpvXy

Those without internet access or unable to pre-register may dial in by calling:

Participant dial-in (toll free): 1-844-695-5517
Participant international dial-in: 1-412-902-6751

Israel toll free: 1-80-9212373

For those unable to participate in the conference call, there will be a replay available from a link on Nano Dimension’s website at: https://investors.nano-di.com/events-presentations/default.aspx

Important Information About the Special Tender Offer

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Stratasys or any other securities, nor is it a substitute for the tender offer materials described herein. On May 25, 2023, Nano Dimension filed with the SEC a tender offer statement on Schedule TO, including an offer to purchase, a related letter of transmittal and other tender offer documents. The Company expects that Stratasys will file with the SEC a solicitation/recommendation statement on Schedule 14D-9, as required by the tender offer rules.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the offer to purchase, the related letter of transmittal, certain other tender offer documents and the solicitation/recommendation statement (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Georgeson LLC, the information agent for the tender offer, named in the tender offer statement. In addition, Stratasys files annual reports, interim financial statements and other information with the SEC, and Nano Dimension files annual reports, interim financial statements and other information with the SEC, which are available to the public at the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Stratasys may be obtained at no charge on the investor relations page of Stratasys’ website at www.stratasys.com. Copies of the documents filed with the SEC by Nano Dimension may be obtained at no charge on the investor relations page of Nano Dimension’s website at www.nano-di.com.

About Nano Dimension

Nano Dimension’s (Nasdaq: NNDM) vision is to transform existing electronics and mechanical manufacturing into Industry 4.0 environmentally friendly & economically efficient precision additive electronics and manufacturing – by delivering solutions that convert digital designs to electronic or mechanical devices – on demand, anytime, anywhere.

Nano Dimension’s strategy is driven by the application of deep learning-based AI to drive improvements in manufacturing capabilities by using self-learning & self-improving systems, along with the management of a distributed manufacturing network via the cloud.

Nano Dimension serves over 2,000 customers across vertical target markets such as aerospace & defense, advanced automotive, high-tech industrial, specialty medical technology, R&D and academia. The company designs and makes Additive Electronics and Additive Manufacturing 3D printing machines and consumable materials. Additive Electronics are manufacturing machines that enable the design and development of High-Performance-Electronic-Devices (Hi-PED®s). Additive Manufacturing includes manufacturing solutions for production of metal, ceramic, and specialty polymers-based applications – from millimeters to several centimeters in size with micron precision.

Through the integration of its portfolio of products, Nano Dimension is offering the advantages of rapid prototyping, high-mix-low-volume production, IP security, minimal environmental footprint, and design-for-manufacturing capabilities, which is all unleashed with the limitless possibilities of Additive Manufacturing.

For more information, please visit  www.nano-di.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions or variations of such words are intended to identify forward-looking statements. For example, Nano Dimension is using forward-looking statements in this press release when it discusses the objectives and outlook for Nano Dimension’s business, the success of Nano Dimension’s products, the completion of the special tender offer and that a solicitation/recommendation statement will be filed by Stratasys with the SEC. Because such statements deal with future events and are based on Nano Dimension’s current expectations, they are subject to various risks and uncertainties. The completion of the special tender offer would be subject to certain conditions as described in the tender offer materials, including the offer to purchase, the related letter of transmittal and other tender offer documents. Actual results, performance, or achievements of Nano Dimension could differ materially from those described in or implied by the statements in this press release. The forward-looking statements contained or implied in this press release are subject to other risks and uncertainties, including those discussed under the heading “Risk Factors” in Nano Dimension’s annual report on Form 20-F filed with the SEC on March 30, 2023, and in any subsequent filings with the SEC. Except as otherwise required by law, Nano Dimension undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Nano Dimension is not responsible for the contents of third-party websites.

NANO DIMENSION INVESTOR RELATIONS CONTACT

Investor Relations | ir@nano-di.com

NANO DIMENSION MEDIA CONTACTS

Kal Goldberg / Bryan Locke / Kelsey Markovich | NanoDimension@fgsglobal.com